UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 17, 2011

HEELYS, INC.

(Exact name of registrant as specified in its charter)

Delaware		75-2880496
(State or other jurisdiction of incorporation or organization)	Commission File No.: 001-33182	(IRS Employer Identification No.)

3200 Belmeade Drive, Suite 100, Carrollton, Texas 75006

(Address of principal executive offices and zip code)

(214) 390-1831

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Restricted Stock Units

On February 17, 2011, the Board of Directors (the “Board”) of Heelys, Inc. (the “Company”), upon recommendation of the Compensation Committee of the Board of Directors of the Company, approved an award (the “Award”) of restricted stock units (“Units”) to the Chief Executive Officer, the Chief Financial Officer and the Vice President, International of the Company (the “Grantees”), the grant date of which shall be three business days after the Company files its Annual Report on Form 10-K for the fiscal year ended December 31, 2010.  The Awards are to be designated as performance awards subject to the terms and conditions of the Heelys, Inc. 2006 Stock Incentive Plan, as amended and restated effective May 20, 2010 (the “Plan”), and will be made pursuant to the terms of a Restricted Stock Unit Agreement (the “RSU Agreement”).

To support the Company’s focus on creating long-term stockholder value, the Awards will be subject to performance criteria based on earnings per share of the Company (“EPS”) during the period beginning January 1, 2011 and ending December 31, 2013 (the “Performance Period”).  EPS will be determined by dividing the Company’s consolidated net income or loss by the number of basic common shares of the Company for each of the twelve-month periods beginning January 1 and ending December 31 for 2011, 2012 and 2013 (each, a “Performance Year”).  If at the end of the Performance Period, the Grantee’s Continuous Service (as defined in the Plan) has not been terminated and at least the threshold performance level (based on EPS during each Performance Year) has been achieved for at least one of the Performance Years, a portion of the Units will vest and, to the extent earned, common stock of the Company will be issued to the Grantee.  The number of shares of common stock of the Company awarded to Grantee will be based on the fair market value of the Company’s common stock on the grant date.

The calculation of the number of Units that will vest at the end of the Performance Period will be based on an average of the  EPS performance level achieved during each Performance Year.  The RSU Agreement will identify three EPS performance levels, with the number of Units subject to vesting expressed as a percentage of a specified target award, as follows:

Threshold EPS Performance Level	Target EPS Performance Level	Maximum EPS Performance Level
(as a % of Target)	(as a % of Target)	(as a % of Target)
50%	100%	200%

Management Incentive Plan

Also on February 17, 2011, the Board, upon recommendation of the Compensation Committee of the Board, approved the Company’s fiscal 2011 management incentive plan (the “Plan”).  The Plan sets forth the criteria for payments of cash bonuses to the Company’s executive officers for service in fiscal 2011.

The Plan assigns a specific target bonus to each participant.  The target bonus for the Company’s Chief Executive Officer is 50% of his base salary, and the target bonus for the Company’s Chief Financial Officer and the Company’s Vice President, International is 30% of their respective base salary.

Under the Plan, bonus payout amounts generally will be a percentage of each participant’s respective target bonus, and will vary depending on the Company’s financial performance.  The Plan divides the Company’s financial performance into three levels:  At the “threshold” level, the participant will be eligible for 50% of his target bonus; at the “target” level, the participant would be eligible for 100% of his target bonus; and at the “maximum” level, the participant would be eligible for 250% of his target bonus.  Bonus payout opportunities at each level (i.e., threshold, target, and maximum) are based 25% on the Company’s net sales and 75% on its profit before tax.  The Board may, in its discretion, adjust the payout opportunities at each level to exclude one-time, non-operating items that may occur during fiscal 2011.

All bonus payout amounts are subject to prior approval by the Board.  The Board retains discretion to vary the bonus payout amounts up to 20% (higher or lower), based on its subjective assessment of the participant’s performance and contribution to achieving the Company’s financial performance level.

The amounts payable under the Plan are not determinable at present. However, if, during fiscal 2011, the Company’s financial performance reaches the threshold level, the maximum bonuses available to our Chief Executive Officer (Thomas C. Hansen), Chief Financial Officer (Craig D. Storey) and Vice President, International (John W. O’Neil) will be $107,500, $30,000 and $26,250 , respectively.  If the Company’s financial performance reaches the target level, the maximum bonuses available to Messrs. Hansen, Storey and O’Neil will be $215,000, $60,000 and $52,500, respectively.  If the Company reaches the maximum level, the maximum bonuses available to Messrs. Hansen, Storey and O’Neil will be $537,500, $150,000 and $131,250, respectively.  All of the foregiong amounts are before the discretionary subjective assessment that the Board may make — which can vary the bonus payment amounts — up to 20% higher or lower.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Heelys, Inc.

Date: February 24, 2011	By:	/s/ Craig D. Storey
Craig D. Storey
Chief Financial Officer